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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and in the headnote to the "Selected Historical Financial Data of Smith's" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Smith's Food & Drug Centers, Inc. for the registration of 3,226,830 shares of its Class B Common Stock and to the incorporation by reference therein of our report dated January 29, 1996, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 1995, filed with the Securities and Exchange Commission.


Salt Lake City, Utah
November 7, 1996


                                                              ERNST & YOUNG LLP